Exhibit 99(a)
                                                                 -------------
                                                                   Schedule II

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                          ALLOWANCE FOR UNCOLLECTIBLES
                                  (In millions)


                                  Balance at                          Balance at
                                  Beginning               Deductions    End of
                                  of Period   Additions  (Write-offs)   Period
                                 -----------  ----------  ----------- ----------

December 31, 1995 ..............    $226        $437         $403         $260

December 31, 1994 ..............     211         394          379          226

December 31, 1993 ..............     189         346          324          211